Exhibit 10.20
SUBLEASE
SUBLEASE (“Sublease”) dated as of the 23rd day of April 2019, between ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI having an office at 150 East 42nd Street, New York, New York 10017 (“Sublandlord”), and MOUNT SINAI GENOMICS, INC. (d/b/a SEMA4) having an office at 333 Ludlow Street, Stamford, Connecticut 06902 (“Subtenant”).
W I T N E S S E T H:
WHEREAS, by Lease dated as of April 23, 2019 (the “Prime Lease”), between Waterfront Office Building LP (together with its successors and assigns, “Prime Landlord”), as landlord, and Sublandlord, as tenant, Prime Landlord leased to Sublandlord the entirety of the first (1st and second (2nd) floors in the building (the “Building”) known as 62 Southfield Avenue, Stamford, Connecticut; and
WHEREAS, Sublandlord desires to sublet to Subtenant, and Subtenant desires to hire from Sublandlord, the entire premises demised under the Prime Lease upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter provided, Sublandlord and Subtenant hereby agree as follows:
1.    DEMISE AND TERM; CONDITIONS OF SUBLEASE.
(a)    Sublandlord hereby leases to Subtenant, and Subtenant hereby hires from Sublandlord, the entire premises demised to Sublandlord by Prime Landlord under the Prime Lease (as more particularly shown on Exhibit C of the Prime Lease) (the “Subleased Premises”) in the Building. The term of this Sublease (the “Term”) shall commence on the Commencement Date (as defined in the Prime Lease) and shall end on the day (the “Expiration Date”) that immediately precedes the Lease Expiration Date (as defined in the Prime Lease). The parties acknowledge and agree that the term, “Commencement Date,” as used herein shall take into account the effect of any Tenant’s Delay (as defined in the Prime Lease, but only to the extent caused by Subtenant or Sublandlord acting at the direction of Subtenant, without duplication).
(b)    Subtenant waives the right to recover any damages which may result from Sublandlord’s failure to timely deliver possession of the Subleased Premises. If Sublandlord shall be unable to timely deliver possession of the Subleased Premises in the manner required hereunder and provided Subtenant is not responsible for such inability to give possession, the Commencement Date hereunder shall not occur until Sublandlord shall be able to so deliver possession of the Subleased Premises to Subtenant, and no such failure to timely deliver possession shall in any way affect the validity of this Sublease or the obligations of Subtenant hereunder or give rise to any claim for damages by Subtenant or claim for rescission of this Sublease, nor shall the same in any way be construed to extend the Term. The parties agree that this Section 1(b) constitutes an express provision as to the time at which Sublandlord shall deliver possession of the Subleased Premises to Subtenant, and Subtenant hereby waives any rights to rescind this Sublease which Subtenant might otherwise have under applicable law.
(c)    Upon determination of the Commencement Date, Sublandlord and Subtenant, at the request of either party, shall enter into an agreement confirming such date, but the failure of either party to do so shall not affect the rights or obligations of the parties under this Sublease.

2.    SUBORDINATE TO PRIME LEASE.
(a)    This Sublease is subject and subordinate to (a) the Prime Lease and the terms thereof and (b) the matters to which the Prime Lease is or shall be subject and subordinate. A true and complete copy of the Prime Lease has been delivered to and examined by Subtenant.
(b)    Pursuant to the terms of Sections 12.5 of the Prime Lease, in the event that Prime Landlord succeeds to the interests of Sublandlord under this Sublease by reason of termination of the Prime Lease or otherwise, then (i) subject to the provisions of Section 3 of the Recognition Agreement (as defined in the Prime Lease), Subtenant shall be bound to Prime Landlord and Prime Landlord shall be bound to Subtenant under all of the then-executory terms, covenants and conditions of the Prime Lease for the balance of the term thereof remaining, with the same force and effect as if Subtenant was the Tenant under the Prime Lease, and (ii) subject to the terms of Section 15(b) below, Subtenant shall attorn to Prime Landlord as its landlord, and, upon request, shall execute and deliver the Recognition Agreement (as defined in the Prime Lease) to confirm such attornment and recognition. The use of the term Prime Landlord in this paragraph shall be deemed to include any Prime Landlord designee. Subtenant hereby waives all rights under any present or future law to elect, by reason of the termination of the Prime Lease, to terminate this Sublease or surrender possession of the Premises.
3.    INCORPORATION BY REFERENCE.
(a)    The terms, covenants and conditions of the Prime Lease are incorporated herein by reference so that, except as set forth in Paragraph (b) of this Section 3, and except to the extent that such incorporated provisions are inapplicable to or modified by the provisions of this Sublease, all of the terms, covenants and conditions of the Prime Lease that bind or inure to the benefit of the landlord thereunder shall, in respect to this Sublease, bind or inure to the benefit of Sublandlord, and all of the terms, covenants and conditions of the Prime Lease that bind or inure to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such incorporated terms, covenants and conditions were completely set forth in this Sublease, and as if the words “Landlord,” “Owner” or “Lessor” and “Tenant” or “Lessee” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, respectively, “Sublandlord” and “Subtenant” in this Sublease, and as if the words “premises,” “leased premises” and “demised premises” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean “Subleased Premises” in this Sublease, and as if the word “Lease” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean this “Sublease.” Notwithstanding the foregoing, the time limits contained in the Prime Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right or remedy, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by five (5) days, so that in each instance Subtenant shall have five (5) days less time to observe or perform hereunder than Sublandlord has as the tenant under the Prime Lease, unless such period is (5) or fewer days, in which instance Subtenant shall have two (2) days less time to observe or perform hereunder than Sublandlord has as the tenant thereunder.

The following provisions of the Prime Lease shall not be incorporated herein by reference and shall not apply to this Sublease (but shall not affect Sublandlord’s obligations set forth in Section 4 hereof):
A.    Section 3.2 (Renewal Terms);
B.    Section 3.3 (Cancellation Option);
C.    Section 4.l(a) (Fixed Rent);
D.    Sections 6.2(c) and (d) (Audit);
E.    Section 7.5 (Insurance);
F.    Section 8.3 (Landlord’s Compliance Obligations);
G.    Section 9.3 (Review of Tenant’s Plans), subject to the terms of Section 16 hereof;
H.    Section 10.2 (Landlord’s Obligations);
I.    Article 11 (Utilities and Services), , subject to the terms of Section 16(b) hereof;
J.    The terms of Article 13 relating to a Non-Disturbance Agreement (as defined in the Prime Lease), as to Sublandlord, but not Prime Landlord (Subordination and Attornment);
K.    Section 18.8 (Landlord Event of Default);
L.    Section 19.2 (Cure of Landlord Defaults);
M.    Sections 22.1, 22.2, 22.4, 22.5, 22.7, 22.8, 22.9, 22.10, 22.11, 22.12, and 22.13 (Landlord’s Work);
N.    Article 23 (Expansion Rights);
O.    Article 24 (Environmental Obligations);
P.    Article 31 (Brokerage); and
Q.    Section 33.3 (Notice of Lease).
Notwithstanding any provision of the Prime Lease or this Sublease to the contrary, it is the intention of the parties hereto that under no circumstances shall Subtenant have any right to renew or extend the Term of this Sublease.
4.    PERFORMANCE BY SUBLANDLORD. Any obligation of Sublandlord that is contained in this Sublease by incorporating the provisions of the Prime Lease may be observed or performed by Sublandlord using reasonable efforts, after notice from Subtenant, to cause Prime Landlord to observe and/or perform the same, and Sublandlord shall have a reasonable period of time to enforce its rights to cause such observance or performance. Sublandlord shall not be required to perform any obligation of Prime Landlord under the Prime Lease, and Sublandlord shall have no liability to Subtenant for the failure of Prime Landlord to perform any obligation under the Prime Lease. Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublandlord’s rights under the·Prime Lease. Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that are appurtenant to, or supplied at or to, the Subleased Premises, including, without limitation, electricity, heat, air conditioning, water, elevator service and cleaning service, if any. No failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement or reduction of Subtenant’s obligations under this Sublease, (b) constructive eviction, whether in whole or in part, or (c) liability on the part of Sublandlord.
5.    NO BREACH OF PRIME LEASE. Subtenant shall not do or permit to be done any act or thing that will constitute a breach or violation of any term, covenant or condition of the Prime Lease by the tenant thereunder, whether or not such act or thing is permitted under the provisions of this Sublease.

In the event Subtenant’s continued occupancy (including without limitation as a result of a transfer of control of Subtenant) constitutes a breach of the Prime Lease, Sublandlord shall have the right to terminate this Sublease by written notice to Subtenant and if Sublandlord shall so terminate this Sublease, (i) Subtenant shall promptly vacate and surrender the Subleased Premises to Sublandlord in accordance with the terms of this Sublease, and in all events prior to the expiration of any applicable cure periods under the Prime Lease with respect to such breach, (ii) notwithstanding the termination of this Sublease, Subtenant shall remain liable for all Rent hereunder for the balance of the unexpired Term (and Sublandlord shall be permitted to use or apply any Security Deposit held hereunder for the payment of such Rent) and (iii) Subtenant’s indemnity set forth in Section 7(a) hereof shall expressly apply to all liabilities incurred by Sublandlord as a result of such breach of the Prime Lease. The provisions of this Section 5 shall survive the expiration or earlier termination of this Sublease.
6.    NO PRIVITY OF ESTATE. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and Prime Landlord.
7.    INDEMNITY: INSURANCE.
(a)    Subtenant shall indemnify, defend and hold harmless Sublandlord and Sublandlord’s partners, members, trustees directors, officers, principals, board members, agents, faculty and employees from and against all claims, actions, losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and expenses, which Sublandlord may incur or pay by reason of (i) any accidents, damages or injuries to persons or property occurring in, on or about the Subleased Premises, (ii) any breach or default hereunder on Subtenant’s part, (iii) any work done or Alterations performed in or to the Subleased Premises by Subtenant and/or Subtenant’s employees, agents, contractors, invitees or any other person claiming through or under Subtenant, or (iv) any act, omission or negligence on the part of Subtenant and/or Subtenant’s employees, agents, customers, contractors, invitees, or any other person claiming through or under Subtenant.
(b)    Subtenant shall (i) maintain all insurance that Sublandlord is required to maintain under the Prime Lease, naming Sublandlord, Mount Sinai Health System, Inc., Prime Landlord and any other parties required by the Prime Lease as additional insureds or loss payees, as applicable, and (ii) on or prior to the Commencement Date, shall deliver to Sublandlord appropriate certificates of such insurance, including copies of endorsements or clauses in the applicable insurance policies that evidence waivers of subrogation and naming of additional insureds. Subtenant shall deliver to Sublandlord evidence of each renewal or replacement of a policy prior to the expiration of such policy.
8.    MUTUAL WAIVER OF SUBROGATION. The terms of Section 7.4 of the Prime Lease shall be applicable to the parties hereunder.
9.    RENT.
(a)    Subtenant shall pay to Sublandlord rent (“Fixed Rent”) in advance on the first day of each calendar month during the Term, commencing on the Rent Commencement Date (as defined in the Prime Lease) (provided, that if the Rent Commencement Date is not the first day of a month, then the Fixed Rent for the month in which the Rent Commencement Date occurs shall be prorated and paid on the Rent Commencement Date), as follows:

Lease Year	Start Month	End Month	Rent PSF	Monthly Rent	Term Rent
1	l	8*	$0.00	$0.00	$0.00
1	9	20**	$35.54	$196,372.33	$2,356,467.99
2	21	24	$0.00	$0.00	$0.00
2	25	32	$36.61	$134,842.33	$1,618,108.02
3	33	36	$0.00	$0.00	$0.00
3	37	44	$37.70	$138,887.61	$1,666,651.26
4	45	48	$0.00	$0.00	$0.00
4	49	56	$38.83	$143,054.23	$1,716,650.80
5	57	60	$0.00	$0.00	$0.00
5	61	68	$39.99	$147,345.86	$1,768,150.32
6	69	80	$41.19	$227,649.35	$2,731,792.24
7	81	92	$42.43	$234,478.83	$2,813,746.02
8	93	104	$43.70	$241,513.20	$2,898,158.40
9	105	116	$45.01	$248,758.60	$2,985,103.15
10	117	128	$46.36	$256,221.35	$3,074,656.24
11	129	140	$47.76	$263,907.99	$3,166,895.93
12	141	152	$49.19	$271,825.23	$3,261,902.81
13	153	164	$50.67	$279,979.99	$3,359,759.89
14	165	176	$52.18	$288,379.39	$3,460,552.69
15	177	188	$53.75	$297,030.77	$3,564,369.27
16	189	200	$55.36	$305,941.70	$3,671,300.35
17	201	212	$56.65	$313,057.34	$3,756,688.10
18	213	224	$56.65	$313,057.34	$3,756,688.10
19	225	236	$56.65	$313,057.34	$3,756,688.10
20	237	248	$56.65	$313,057.34	$3,756,688.10
21	249	260	$56.65	$313,057.34	$3,756,688.10
22	261	272	$56.65	$313,057.34	$3,756,688.10
23	273	284	$56.65	$313,057.34	$3,756,688.10
24	285	296	$56.65	$313,057.34	$3,756,688.10
25	297	308	$56.65	$313,057.34	$3,756,688.10
26	309	320	$56.65	$313,057.34	$3,756,688.10
27	321	324	$56.65	$104,352.45	$1,252,229.37
* It being understood that this period shall be a full eight month period (which may or may not end on the final day of a calendar month).
** It being understood that this period shall end on the final day of the twentieth (20t h ) full calendar month and, if the Rent Commencement Day is not the first day of a month, shall include the partial calendar month following the Rent Commencement Date in addition to the twelve (12) consecutive calendar months

(b)    Fixed Rent and all other amounts (“Additional Rent;” together with Fixed Rent, collectively “Rent” or “rent”) payable by Subtenant to Sublandlord under the provisions·of this Sublease shall be paid promptly when due, without notice or demand therefor, and without deduction, abatement, counterclaim or setoff. Fixed Rent and Additional Rent shall be paid to Sublandlord in lawful money of the United States at the office of Sublandlord or such other place (or by wire) as Sublandlord may designate from time to time. No payment by Subtenant or receipt by Sublandlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Fixed Rent or Additional Rent; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublandlord may accept any check or payment without prejudice to Sublandlord’s right to recover the balance due or to pursue any other remedy available to Sublandlord. Any provisions in the Prime Lease incorporated herein by reference (whether capitalized or lower case) referring to “fixed rent,” “annual rent,” “base rent,” “rent,” “additional rent,” “escalations,” “payments” or “charges” or words of similar import shall be deemed to refer to Fixed Rent and Additional Rent due under this Sublease.
(c)    Notwithstanding anything to the contrary contained herein, so long as (i) Subtenant shall not be in default hereunder and (ii) Prime Landlord has waived the first eight (8) months of the fixed annual rent under the Prime Lease pursuant to Article 4 of the Prime Lease, the Fixed Rent payable by Subtenant hereunder (but not any Additional Rent) shall be abated for the first eight (8) month of the Term. Subtenant acknowledges that if this Sublease shall terminate due to a default by Subtenant hereunder or if this Sublease shall be rejected in the case of a bankruptcy, the foregoing abated Fixed Rent shall be immediately due and payable.
10.    ELECTRICITY. UTILITIES AND OTHER CHARGES
(a)    From and after the Commencement Date, Subtenant shall pay Tenant’s Proportionate Share (as defined in the Prime Lease) of escalations in Taxes and Operating Expenses (as such terms are defined in the Prime Lease) pursuant to Article 6 of the Prime Lease to Sublandlord consistently with the terms thereof.
(b)    From and after the Commencement Date, Subtenant shall pay for electricity on a submetering basis in accordance with Section 11.3 of the Prime Lease to Sublandlord consistently with the terms thereof.
(c)    Subtenant shall pay for amounts due on account of late payment of rent hereunder pursuant to the Section 4.2 of the Prime Lease to Sublandlord consistently with the terms thereof, except that the reference to the term “Default Rate” in Section 4.2 of the Prime Lease shall instead be deemed to mean the lesser of (i) the Base Rate plus six percent (6%) per annum or (ii) the maximum rate of interest permitted by Applicable Laws (as such terms are defined in the Prime Lease).
(d)    From and after the Commencement Date, Subtenant shall pay amounts due with respect to water charges under Section 11.4 of the Prime Lease to Sublandlord consistently with the terms thereof.
(e)    Subtenant shall be solely responsible for and pay as Additional Rent under this Sublease upon demand all additional rent and other charges incurred or due under the Prime Lease as a result of (i) a breach of this Sublease by Subtenant, (ii) any demand by Subtenant for any additional or overtime services (including, without limitation, overtime HVAC (if any), above-standard cleaning, above-standard refuse removal, and overtime freight elevator), and (iii) any additional costs or charges incurred as a result of Subtenant’s use and occupancy of the Subleased Premises (including, without limitation, charges as a result of high density occupancy) or charges arising out of Tenant’s desire for additional electrical service and water (whether for HVAC or otherwise) (including, without limitation, the costs for the purchase and installation of additional generators, water towers, battery back-up, UPS, risers, conduits, tanks, and other fixtures, equipment, and improvements required to provide such additional service).
(f)    If Subtenant requires any utilities that are not provided by Prime Landlord under the Prime Lease, subject to the terms and conditions of the Prime Lease, Subtenant shall make all arrangements therefor directly with the utility provider and pay all costs thereof.
11.    USE. Subtenant shall use and occupy the Subleased Premises only for the uses permitted under the Prime Lease, and for no other purpose. Subtenant shall not violate any prohibitions on use contained in the Prime Lease. No representation or warranty is made by Sublandlord, and nothing contained in this paragraph or elsewhere in this Sublease, shall be deemed to be a representation or warranty by Sublandlord that the Subleased Premises may be lawfully used for Subtenant’s intended purposes; and Sublandlord shall have no liability whatsoever to Subtenant if such use is not permitted by the present certificate of occupancy or any applicable zoning or other law or ordinance. Subtenant shall comply with (a) the Prime Lease, (b) any certificate of occupancy relating to the Subleased Premises, (c) all present and future laws, statutes, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments asserting jurisdiction over the Subleased Premises (including without limitation, pursuant to Article 8 of the Prime Lease); and (d) all requirements applicable to the Subleased Premises of the board of fire underwriters and/or the fire insurance rating or similar organization performing the same or similar function.
12.    CONDITION OF SUBLEASED PREMISES.
(a)    On the Commencement Date, Sublandlord shall deliver the Subleased Premises to Subtenant vacant and broom-clean.
(b)    Except as expressly provided in this Section 12, Subtenant is leasing the Subleased Premises “AS IS”, and Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy. Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Subleased Premises, or any other matter affecting or relating to the Subleased Premises. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections.
(c)    Sublandlord shall not be required to perform any work to the Subleased Premises to prepare the same for occupancy and/or use by Subtenant.
(d)    Sublandlord shall have no obligation to provide any services to Subtenant or the Subleased Premises pursuant to this Sublease. To the extent the parties decide that Sublandlord will provide Subtenant any additional services, the allocation of costs and other terms thereof shall be set forth in one or more separate agreements between the parties.

13.    CONSENTS AND APPROVALS. In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, inter alia, such consent or approval has not been obtained from Prime Landlord under the Prime Lease. If Subtenant shall seek the approval or consent of Sublandlord and Sublandlord shall fail or refuse to give such consent or approval, Subtenant shall not be entitled to any damages for any withholding or delay of such approval or consent by Sublandlord, it being intended that Subtenant’s sole remedy shall be an action for injunction or specific performance and that such remedy shall be available only in those instances where Sublandlord shall have expressly agreed in writing not to withhold or delay its consent unreasonably.
14.    TERMINATION OF PRIME LEASE. If for any reason the term of the Prime Lease shall terminate prior to the expiration of this Sublease (including, without limitation, pursuant to the terms of Section 3.3 of the Prime Lease), this Sublease shall thereupon be terminated (except as to such provisions that this Sublease expressly provides shall survive a termination) and Sublandlord shall not be liable to Subtenant by reason thereof.
15.    ASSIGNMENT AND SUBLETTING.
(a)    Subtenant shall not, by the sale of all or substantially all of its assets, the sale of 50% or more of any class of its capital stock or voting securities or equity interest, transfer of Control (as defined in the Prime Lease) of Subtenant or any occupant claiming under Subtenant, operation of law or otherwise, assign, sell, mortgage, pledge or in any other manner transfer or encumber this Sublease or any interest therein, or sublet the Subleased Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by anyone other than Subtenant (any of the foregoing, a “Transfer”), without (i) the prior written approval of Prime Landlord in each instance to the extent required by and subject to the terms and conditions of Article 12 of the Prime Lease and (ii) the prior written approval of Sublandlord in each instance, such approval not to be unreasonably withheld or delayed subject to the terms and conditions of Article 12 of the Prime Lease. Subtenant acknowledges and agrees that its continued occupancy hereunder shall be expressly subject to Article 12 of the Prime Lease.
(b)    Notwithstanding anything herein to the contrary, the parties agree that if subsequent transfers of ownership interests in Subtenant result in a Change of Control (as defined in the Prime Lease) of Subtenant, (i) Subtenant (concurrently with or after giving effect to such Change of Control) or any separate guarantor of Subtenant’s obligations shall either satisfy the Net Worth Threshold (as defined in the Prime Lease) at the time of such Change of Control or shall deposit with Prime Landlord a Letter of Credit in an amount equal to the Assignment Security (as such terms are defined in the Prime Lease) and shall attorn to the Prime Landlord on all the same terms and conditions otherwise applicable to an attornment under the Recognition Agreement (as defined in the Prime Lease) (ii) this Sublease shall automatically terminate at the time of such Change of Control, (iii) Sublandlord shall be released in full from any further liability hereunder, and (iv) Subtenant and any party claiming by or through Subtenant shall agree to look solely to Prime Landlord of Sublandlord’ s obligations hereunder for satisfaction of any all rights, claims, liabilities, and damages arising from and after the date of such Change of Control.
(c)    In the event of any Transfer (whether or not consented to), Subtenant shall (x) pay all fees and costs, if any, that Sublandlord is required to pay to Prime Landlord under the Prime Lease in connection with such Transfer and (y) reimburse Sublandlord for all reasonable fees incurred by Sublandlord in connection with such Transfer (including, without limitation, reasonable attorneys’ fees).

Subtenant acknowledges and agrees that any consideration paid or payable to Subtenant in connection with any transfer shall be subject to Section 12.l(c) of the Prime Lease as to both Prime Landlord and Sublandlord.
16.    ALTERATIONS.
(a)    Subtenant shall not make, cause, suffer or permit the making of any alterations, changes, replacements, improvements, installations or additions (“Alterations”) in, to or about the Subleased Premises, without the prior written approval of Sublandlord and Prime Landlord in each instance as required in accordance with the applicable terms and conditions of the Prime Lease (with respect to Sublandlord’s consent, as incorporated by reference). Notwithstanding the foregoing, Sublandlord shall cooperate with Subtenant, at no cost to Sublandlord, in submitting any plans for Alterations to Prime Landlord upon the terms of Section 4 hereof and Sublandlord’s consent shall be deemed given to any Alterations to which Prime Landlord has consented or to which Prime Landlord’s consent is not required pursuant to the terms of the Prime Lease. Additionally any Alterations shall be subject to Article 9 of the Prime Lease and any other applicable terms and conditions of the Prime Lease, including without limitation obtaining the consent of Prime Landlord to the contractors performing the Alterations. If Subtenant makes, causes, suffers or permits the making of any Alterations in, to or about the Subleased Premises, Subtenant shall (x) pay all fees and costs, if any, that Sublandlord is required to pay to Prime Landlord under the Prime Lease in connection with such Alterations and (y) reimburse Sublandlord for all reasonable fees incurred by Sublandlord in connection with such Alterations (including, without limitation, reasonable attorneys’ fees). At Sublandlord’s or Prime Landlord’s request, Subtenant shall remove any Alterations installed by Subtenant to the extent such Alterations are required to be removed by Sublandlord pursuant to the Prime Lease prior to the Expiration Date in accordance with the Prime Lease.
(b)    Sublandlord hereby agrees to pass-through to Subtenant the Tenant Improvement Allowance (as defined in Section 22.3 of the Prime Lease) (including the additional allowances set forth in Section 22.3(d) of the Prime Lease) as and when received by Sublandlord and disbursement thereof shall be upon the terms and conditions of Section 22.3 of the Prime Lease.
17.    BROKERAGE. Subtenant and Sublandlord each represents to the other that it has not dealt with any broker or finder in connection with this sublease transaction. Subtenant and Sublandlord each agree to indemnify, defend and hold the other harmless from and against any costs and expenses (including, without limitation, reasonable attorneys’ fees) resulting from a breach by the indemnifying party of the foregoing representation. The provisions of this Section 17 shall survive the expiration or earlier termination of this Sublease.
18.    WAIVER OF JURY TRIAL AND RIGHT TO COUNTERCLAIM. Subtenant hereby waives all right to trial by jury in any summary or other action, proceeding, or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, the Subleased Premises (including the use and/or occupancy thereof) and any claim of injury or damages with respect thereto. Subtenant also hereby waives all right to assert or interpose a counterclaim (but not the right to raise or assert mandatory counterclaims) in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises or for nonpayment of Fixed Rent or Additional Rent. The provisions of this Section 18 shall survive the expiration or earlier termination of this Sublease.
19.    HOLDOVER. If vacant and exclusive possession of the Subleased Premises is not surrendered to Sublandlord in accordance with the provisions of this Sublease on the expiration or earlier termination of this Sublease, Sublandlord shall be entitled to immediately reenter the Subleased Premises and dispossess Subtenant (and/or any person claiming by, through or under Subtenant). In the event of any such holding over, Subtenant shall pay as holdover rent or use and occupancy for each month (or portion thereof) of the holdover tenancy an amount calculated in accordance with Section 21.3 of the Prime Lease (it being acknowledged and agreed that for purposes of the foregoing, the term “Rent” in the Prime Lease shall mean the Fixed Rent and Additional Rent hereunder), subject to all of the other terms of this Sublease insofar as the same are applicable to such holdover tenancy. The acceptance of any such use and occupancy payment paid by Subtenant pursuant to this Section 19 shall in no event preclude Sublandlord from commencing and prosecuting a holdover or summary eviction proceeding. In addition Subtenant shall indemnify and shall save Sublandlord harmless from and against all costs, claims, loss or liability resulting from the failure of Subtenant to surrender the Subleased Premises on the Expiration Date or sooner termination of the Sublease, including, without limitation, any amounts payable by Sublandlord pursuant to Section 21.3 of the Prime Lease or under any indemnity contained in the Prime Lease. Nothing contained in this Section 19 shall (i) imply any right of Subtenant to remain in the Subleased Premises after the termination of this Sublease without the execution of a new lease, (ii) imply any obligation of Sublandlord to grant a new lease or (iii) be construed to limit any right or remedy that Sublandlord has against Subtenant as a holdover tenant or trespasser. The provisions of this Section 19 shall survive the expiration or earlier termination of this Sublease.
20.    SECURITY DEPOSIT.
(a)    On or prior to the date that Subtenant is no longer controlled by or under common control with Sublandlord, Subtenant shall deposit with Sublandlord the sum of $1,767,350.97 as security (the “Security Deposit”) for the performance and observance by Subtenant of the terms, covenants and conditions of this Sublease. Subtenant’s failure to timely deliver the Security Deposit shall be a material default under this Sublease. If Subtenant defaults in respect of any of the terms, covenants or conditions of this Sublease, including, but not limited to, the payment of Fixed Rent and Additional Rent, Sublandlord may use, apply or retain the whole or any part of the Security Deposit so deposited to the extent required for the payment of any Fixed Rent and Additional Rent or any other sum as to which Subtenant is in default, or for reimbursement of any sum that Sublandlord may expend or may be required to expend by reason of Subtenant’s default in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency in resubletting of the Subleased Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord. If Subtenant shall fully and faithfully comply with all of the terms, covenants and conditions of this Sublease, the Security Deposit (without interest) shall be returned to Subtenant after both the date fixed as the end of this Sublease and delivery of possession of the entire Subleased Premises to Sublandlord in the condition required hereunder. Subtenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit, and that neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event of any use, application or retention of the Security Deposit by Sublandlord, Subtenant shall, within five (5) days of demand, pay to Sublandlord the sum so used, applied or retained.
(b)    In lieu of the cash Security Deposit, Subtenant shall deliver to Sublandlord a clean, irrevocable and unconditional letter of credit (“Letter of Credit”) issued by and drawn upon a member of the Clearing House Association or another commercial bank reasonably satisfactory to Sublandlord (hereinafter referred to as the “Issuing Bank”) with offices for banking purposes in New York City, and having a Commercial Paper credit rating of A-1/P-l or better from Standard & Poor’s (the “Minimum Rating Requirement”), which Letter of Credit shall be payable in New York City, have a term of not less than one (1) year, be in a form that complies with requirements sets forth in Section 20(c) below and that is otherwise reasonably acceptable to Sublandlord, name Sublandlord as beneficiary, and be maintained in the amount of the Security Deposit for the entire Term plus a period of sixty (60) days thereafter. Notwithstanding the foregoing, the Letter of Credit may provide that it can be drawn upon the office of Issuing Bank located outside of New York City if the drawing thereon may be consummated by facsimile and/or reputable overnight courier.
(c)    The Letter of Credit shall provide that (i) the Issuing Bank shall pay to Sublandlord or its duly authorized representative an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit and a sight draft in the amount to be drawn; and (ii) the Letter of Credit either shall be for a term ending sixty (60) days after the end of the Term or shall be deemed to be automatically renewed, without amendment, for consecutive periods of one (1) year each during the Term of this Sublease, unless the Issuing Bank sends written notice to Sublandlord by certified or registered mail, return receipt requested, not less than sixty (60) days next preceding the then expiration date of the Letter of Credit, that it elects not to have such Letter of Credit renewed.
(d)    Notwithstanding anything to the contrary contained herein, Subtenant acknowledges that Subtenant is obligated to provide Sublandlord with Replacement Security (as hereinafter defined) within fifteen (15) days of notice from Sublandlord if any of the following events (each, a “Triggering Event”) occurs: (1) the Issuing Bank of the Letter of Credit is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity; or (2) the Issuing Bank of the Letter of Credit fails to meet the Minimum Rating Requirement. Within fifteen (15) days of Sublandlord’s notice to Subtenant of a Triggering Event, Subtenant shall replace the Letter of Credit with either a letter of credit issued by a commercial bank that satisfies the requirements set forth in Section 20(b) hereof or other security (the “Replacement Security”) acceptable to Sublandlord in its sole and absolute discretion. If Subtenant fails to provide the Replacement Security as aforesaid, then, notwithstanding anything in this Sublease to the contrary, (1) such failure shall constitute a default under this Sublease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid fifteen (15) day period and Sublandlord shall be entitled to exercise any and all rights and remedies provided under this Sublease, and (2) Sublandlord may immediately draw upon the Letter of Credit in whole or in part, and the proceeds thereof shall be held or applied, as applicable, pursuant to the terms of this Sublease.
(e)    In the event Sublandlord assigns or otherwise transfers its interest in the Prime Lease, Sublandlord shall have the right to transfer (at no expense to it) the cash Security Deposit or Letter of Credit, as the case may be, deposited hereunder to the transferee, and Sublandlord shall, after notice to Subtenant of such transfer, including the name and address of the transferee, be released by Subtenant from all liability for the return of such cash Security Deposit or Letter of Credit. In such event, Subtenant agrees to look solely to the transferee for the return of said cash Security Deposit or Letter of Credit. Upon Sublandlord’s assignment or other transfer of its interest in the Prime Lease, Subtenant shall have its bank issue a new Letter of Credit on all the same terms and conditions and in the appropriate amount to such transferee in exchange for the return of the then existing Letter of Credit and without charge to Sublandlord or such transferee. It is agreed that the provisions hereof shall apply to every transfer or assignment made of said cash Security Deposit or Letter of Credit to a transferee.
(f)    Sublandlord may draw upon the Letter of Credit at the following times: (i) at any time that Sublandlord is permitted to use or apply the Security Deposit pursuant to the terms hereof; (ii) upon any failure by Subtenant to renew, at least thirty (30) days in advance of expiration, a Letter of Credit that would otherwise expire prior to the date which is sixty (60) days after the end of the Term; or

(iii) as set forth in Section 20(d) above. Amounts drawn by Sublandlord under this subparagraph shall be held by Sublandlord as cash security pursuant to the terms of this Section 20.
21.    SURRENDER. Subtenant shall, on or prior to the expiration or earlier termination of this Sublease (i) remove all of Subtenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings and other items of personal property which are removable without material damage to the Building and any other items required to be removed in accordance with and subject to the terms of the Prime Lease and (ii) surrender to Sublandlord the Subleased Premises, vacant, broom-clean and in good order and condition in accordance with and subject to the terms of the Prime Lease. In the event any Alterations to the Subleased Premises are performed by or on behalf of Subtenant that Prime Landlord requires must be removed and/or restored to the original condition, Subtenant shall be liable to remove and/or restore such Alterations prior to the expiration or earlier termination of this Sublease. Subtenant agrees to reimburse Sublandlord for all costs and expenses incurred in removing and storing Subtenant’s property, or repairing any damage to the Subleased Premises caused by or resulting from Subtenant’s failure to comply with the provisions of this Section 21. The provisions of this Section 21 shall survive the expiration or earlier termination of this Sublease.
22.    NO WAIVER. Sublandlord’s receipt and acceptance of Fixed Rent or Additional Rent, or Sublandlord’s acceptance of performance of any other obligation by Subtenant, with knowledge of Subtenant’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver by Sublandlord of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublandlord.
23.    SUCCESSORS AND ASSIGNS. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In the event of any assignment or transfer by Sublandlord of the leasehold estate under the Prime Lease, the Sublandlord shall be entirely relieved and freed of all obligations that arise or accrue under this Sublease after the effective date of such assignment or transfer.
24.    LIABILITY OF SUBLANDLORD. Sublandlord’s employees, officers and trustees, disclosed or undisclosed, shall have no personal liability under this Sublease.
25.    INTERPRETATION. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to agreements made and to be performed within the State of Connecticut. The captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. Each covenant, agreement, obligation or other provision of this Sublease binding upon Subtenant shall be deemed and construed as a separate and independent covenant of Subtenant, not dependent on any other provision of this Sublease unless otherwise expressly provided. This Sublease may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.
26.    NOTICES. All notices, requests, demands and other communications with respect to this Sublease shall be in writing, shall be delivered by hand (against signed receipt) or sent by registered or certified mail (return receipt requested), or nationally recognized overnight courier (with verification of delivery) to the following addresses:

If to Sublandlord:

c/o Mount Sinai Health System
Department of Real Estate Services
150 East 42nd Street, 2nd Floor
New York, New York 10017
Attn: Vice President for Real Estate Services

With a copy to:

Mount Sinai Health System
Office of the General Counsel
150 East 42nd Street, 2nd Floor
New York, New York 10017
Attn: Jill Clayton, Esq.

and

Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036
Attn: Andrew L. Herz, Esq.

If to Subtenant:

Mount Sinai Genomics, Inc.
333 Ludlow Street
Stamford, Connecticut 06902
Attn: General Counsel

or to such other address or addresses as Sublandlord or Subtenant may designate from time to time. Any such notices, requests, demands and other communications shall be deemed to have been received on the third (3rd business day after the mailing thereof if mailed in accordance with the terms hereof or upon hand delivery if delivered by hand or one business day following deposit with the overnight courier if delivered by overnight courier. Notice delivered by legal counsel to the parties on behalf of such counsel’s client in accordance with the terms of this Section 26 shall be deemed effective notice.
27.    CONSENT OF PRIME LANDLORD UNDER PRIME LEASE. The parties acknowledge that pursuant to Section 12.4(b) of the Prime Lease, Prime Landlord has consented to this Sublease. Upon the unconditional execution of this Sublease by both parties, Sublandlord shall give Prime Landlord written notice hereof, together with a copy of this Sublease. Subtenant expressly acknowledges and agrees that Subtenant’s continued occupancy of the Subleased Premises shall be subject to the applicable terms of Article 12 of the Prime Lease.
28.    HAZARDOUS MATERIALS. Except as set forth in Article 24 of the Prime Lease, Subtenant shall use no Hazardous Materials (as defined in therein) in, on, under or about the Subleased Premises or any part of the Building and surrounding areas, and Subtenant shall fully comply with the terms set forth in Article 24 of the Prime Lease.
29.    SIGNS. Subtenant may not install any sign, other than in accordance with and subject to Section 5.5 of the Prime Lease, including without limitation obtaining the prior written approval of Prime

Landlord and Sublandlord in each instance, which approval from Prime Landlord and Sublandlord shall be granted or withheld in accordance with the terms and conditions of the Prime Lease (with respect to Sublandlord’s consent, as incorporated by reference). Sublandlord shall have no liability to Subtenant for the failure of the Prime Landlord to consent to Subtenant’s sign. Sublandlord shall use commercially reasonable efforts to obtain a Building directory listing for Subtenant. Subtenant shall be solely responsible for the costs for any such sign(s) and/or Building directory listings.
30.    AMENDMENT OF PRIME LEASE. Sublandlord reserves its right to amend or modify the Prime Lease provided that such amendment does not materially and adversely affect Subtenant.
31.    FF&E. Sublandlord and Subtenant acknowledge and agree that the Subleased Premises are delivered to Subtenant together with the Existing FF&E (as defined in Section 22.1(e) of the Prime Lease), which Subtenant may use at no cost to Subtenant or dispose of at no cost to Sublandlord. Concurrently with the delivery of this Sublease by Sublandlord to Subtenant, Subtenant shall execute and deliver a Bill of Sale in substantially the same form as Exhibit T of the Prime Lease conveying the Existing FF&E to Subtenant. All such Existing FF&E is delivered to Subtenant “as is”, “with all faults” and without warranty whatsoever. Sublandlord shall have no responsibility for the repair, maintenance and replacement of the Existing FF&E. Upon the Expiration Date or earlier termination of this Sublease, Subtenant shall remove all then-remaining Existing FF&E from the Subleased Premises at no cost to Sublandlord.
[INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

ICAHN SCHOOL OF MEDICINE AT MOUNT SINAI

By:	/s/ Stephen Harvey
Name: Stephen Harvey
Title: CFO

MOUNT SINAI GENOMICS, INC.
By:	/s/ Matt Rosamond
Name: Matt Rosamond
Title: CFO